UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 3 to Form 8-A
Originally Filed on November 23, 2007

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CTRIP.COM INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

99 Fu Quan Road, Shanghai 200335, People’s Republic of China

(86 21) 3406 4880

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Ordinary Share Purchase Rights *	The NASDAQ Stock Market LLC*

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

* Application to be made for listing, not for trading, but only in connection with the registration of American Depositary Shares pursuant to requirements of the Securities and Exchange Commission.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                                 Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented by adding the following at the end thereof:

On May 29, 2015, the Registrant entered into a Third Amendment to the Rights Agreement dated as of November 23, 2007 (the “Rights Agreement”), as amended by a First Amendment dated August 7, 2014 and subsequently amended by a Second Amendment dated August 7, 2014, between the Registrant and The Bank of New York Mellon (formerly known as The Bank of New York), as Rights Agent (the “Third Amendment”), for the purpose of amending the Rights Agreement to revise the definition of “Exempt Person.” Priceline Group Inc. and any of its subsidiaries (“Priceline”) shall be considered an Exempt Person only to the extent that the number of Ordinary Shares Beneficially Owned by Priceline at all times does not exceed fifteen percent (15%) of the Ordinary Shares then outstanding in the aggregate.

Capitalized terms used above shall have the same meanings ascribed to them in the Rights Agreement, as amended. This summary description of the Third Amendment to the Rights Agreement do not purport to be complete and is qualified in its entirety by reference to the Third Amendment to the Rights Agreement, copies of which are filed hereto as Exhibit 4.3, and are incorporated herein by reference.

Item 2.  Exhibits

Exhibit No.	Description

4.3

Third Amendment, dated as of May 29, 2015, to the Rights Agreement dated as of November 23, 2007, as amended (the “Rights Agreement”) between the Registrant and The Bank of New York Mellon, as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Ctrip.com International, Ltd.

By:	/s/ James Jianzhang Liang
	Name:	James Jianzhang Liang
	Title:	Chief Executive Officer

Dated: June 4, 2015